Calculation of Filing Fee Tables
S-8
ALLSTATE CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Deferred Compensation Obligations	Other	50,000,000		$ 50,000,000.00	0.0001381	$ 6,905.00
Total Offering Amounts:						$ 50,000,000.00		$ 6,905.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,905.00
Offering Note
[1]	The Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of The Allstate Corporation Deferred Compensation Plan. The Registrant may issue an indeterminate number of Obligations under the Plan from time to time, based upon the level of employee participation. Fees are calculated pursuant to Rule 457(h).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A